Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of VSB Bancorp, Inc. of our report dated March 18, 2010 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of VSB Bancorp, Inc. for the year ended December 31, 2009.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Livingston, New Jersey
May 11, 2010